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                                  EXHIBIT 99.1
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ALLIED FIRST BANCORP, INC.
387 Shuman Blvd., Suite 290E
Naperville, Illinois 60563


FOR IMMEDIATE RELEASE

CONTACT:
Kenneth L. Bertrand
President and Chief Executive Officer
Allied First Bancorp, Inc.
TEL: (630) 778-7700

ALLIED FIRST BANK ACQUIRES MORTGAGE OPERATION

Naperville, IL (October 6, 2004) -- Allied First Bancorp, Inc. (NASDAQ: AFBA) -- Kenneth L. Bertrand, President & Chief Executive Officer of Allied First Bancorp and Allied First Bank, announced today that Allied First Bank has acquired the retail mortgage operation of Burling Bank, Chicago, IL. The mortgage office is located in Aurora, IL.

"This purchase really strengthens Allied First Bank as a whole," said Bertrand. "We can now offer a wide range of mortgage services, originated in-house, that we can use to serve the surrounding communities and our nationwide customer base."

Allied First Bank will offer its mortgage products to its existing customer base that is located in all 50 states. It will also use its AnyHour Lending call center operation to offer the same mortgage products to its partner financial institutions. "We will use our knowledge of remote banking and technology to facilitate these transactions," noted Mr. Bertrand.

"Burling's local client base will allow Allied First Bank to be a major presence in the Kendall, Kane and DuPage County markets as well," noted Mr. Bertrand.

Allied First Bancorp, through Allied First Bank, operates a full-service banking office in Naperville, Illinois and provides financial services to its customers nationwide. The bank was originally opened in 1994 as the Allied Pilots Association Federal Credit Union, the credit union that served the pilots of American Airlines. The credit union converted to a bank in September 2001 in order to offer its products and services to a wider range of commercial airline pilots. The bank is a full service, consumer bank with a focus on delivering products through call center and internet technology. To inquire about Allied First Bank, contact (630) 778-7700, or log-on to the website at WWW.ALLIEDFIRST.COM.

This news release contains certain forward-looking statements about the mortgage banking operation. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the bank and changes in the securities markets.

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